Exhibit 99.1

One Astoria Bank Plaza, Lake Success, NY 11042-1085 (516) 327-3000

FOR IMMEDIATE RELEASE	Contact:	Theodore S. Ayvas
Vice President
Investor Relations
516-327-7877
ir@astoriabank.com

Astoria Financial Corporation Completes Sale of $200 Million of Senior Notes

LAKE SUCCESS, N.Y., June 8, 2017 - Astoria Financial Corporation (NYSE:AF) (“Astoria” or the “Company”), the holding company for Astoria Bank (the “Bank”), announced today the closing of its previously announced underwritten public offering (the “Offering”) of $200 million aggregate principal amount of 3.500% Senior Notes due 2020 (the “Notes”). The Notes bear an interest rate of 3.500% per annum and were issued to the public at 100.00% of their face value.

The Company estimates that the net proceeds of the Offering will be approximately $197,800,000, after deducting underwriting discounts, commission and estimated transaction expenses payable by the Company. The Company expects to use the net proceeds of the Offering to repay its 5.000% Senior Notes due June 19, 2017 and for general corporate purposes.

Sandler O’Neill + Partners, L.P. acted as the sole book-running manager for the Offering. Macquarie Capital (USA) Inc. acted as co-manager for the Offering. Arnold & Porter Kaye Scholer LLP served as outside legal counsel to the Company. Hogan Lovells US LLP served as outside legal counsel to the underwriters.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there by any offer or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Company conducted the Offering pursuant to an effective Registration Statement on Form S-3 (File No. 333-204555) under the Securities Act of 1933, as amended (the “Registration Statement”). The Offering was made solely by means of a prospectus supplement and accompanying base prospectus included in the Registration Statement. Investors should read the base prospectus, the prospectus supplement and the other documents that the Company has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the Company and the Offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the base prospectus relating to the Offering may be obtained from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, (866) 805-4128.

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $14.3 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.0 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 88 convenient banking branch locations, a business banking office in Manhattan, and multiple delivery channels, including its flexible mobile banking app. Astoria Bank commands a significant market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area and originates residential mortgage loans in New York State, the District of Columbia and eight other states through its banking and loan production offices in New York.

Cautionary Statements Regarding Forward-Looking Information

This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment; changes in deposit flows, loan demand or collateral values; changes in accounting principles, policies or guidelines; changes in general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry; legislative or regulatory changes, including those that may be implemented by the new administration in Washington, D.C; supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; our ability to successfully implement technological changes ; our ability to successfully consummate new business initiatives; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future; or our ability to implement enhanced risk management policies, procedures and controls commensurate with shifts in our business strategies and regulatory expectations.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

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